Exhibit 4.2

Execution Copy

RENASANT CORPORATION

FOURTH SUPPLEMENTAL INDENTURE

dated as of November 23, 2021

to the Subordinated Indenture

dated as of August 22, 2016

3.00% Fixed-to-Floating Rate Subordinated Notes due 2031

Wilmington Trust, National Association, as Trustee

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (“Fourth Supplemental Indenture”), dated as of November 23, 2021, is made by and between Renasant Corporation, a Mississippi corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of August 22, 2016 (the “Base Indenture” and as supplemented by the First Supplemental Indenture, dated as of August 22, 2016 between the Company and the Trustee, by the Second Supplemental Indenture, dated as of August 22, 2016 between the Company and the Trustee, by the Third Supplemental Indenture, dated as of September 3, 2020 between the Company and the Trustee and by this Fourth Supplemental Indenture, and as further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.1(j) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to provide for the issuance of and establish the form or terms of Securities of any Series as permitted by Sections 2.1 and 2.2 thereof;

WHEREAS, the issuance and sale of Two Hundred Million Dollars ($200,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 3.00% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “2031 Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Two Hundred Million Dollars ($200,000,000) aggregate principal amount of the 2031 Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the 2031 Notes;

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this Fourth Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2031 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2031 Notes, as follows:

ARTICLE I

SCOPE OF FOURTH SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This Fourth Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the Fourth Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Fourth Supplemental Indenture shall only apply to the 2031 Notes.

ARTICLE II

DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this Fourth Supplemental Indenture unless otherwise specified herein:

(a) all terms used in this Fourth Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture and include the plural as well as the singular;

(b) the provisions of general application stated in Sections 10.1 through 10.14 of the Base Indenture shall apply to this Fourth Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Fourth Supplemental Indenture;

(c) Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2031 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Act” means any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the Indenture to be given, made or taken by Holders, which may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement. All percentages used in or resulting from any calculation of the then-current Benchmark shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1) Compounded SOFR;

(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; and

(4) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” has the meaning ascribed in Section 3.02(e)(iv) of the Fourth Supplemental Indenture.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 191 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“DTC” has the meaning provided in Section 3.02(h) of the Fourth Supplemental Indenture.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i) of the Fourth Supplemental Indenture.

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i) of the Fourth Supplemental Indenture.

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i) of the Fourth Supplemental Indenture.

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii) of the Fourth Supplemental Indenture.

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii) of the Fourth Supplemental Indenture.

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii) of the Fourth Supplemental Indenture.

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii) of the Fourth Supplemental Indenture.

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means November 23, 2021.

“Major Constituent Bank” means any Subsidiary which is organized as a banking organization under federal or state law and which represents 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.

“Maturity Date” has the meaning provided in Section 3.02(d) of the Fourth Supplemental Indenture.

“Redemption Date” has the meaning provided in Section 3.02(h) of the Fourth Supplemental Indenture.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to, or change (including any announced prospective amendment or change) in, any law or treaty, or any regulation thereunder, of the United States or any political subdivision or taxing authority thereof or therein; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the 2031 Notes, there is more than an insubstantial risk that interest payable by the Company on the 2031 Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the 2031 Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the 2031 Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the 2031 Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the 2031 Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any 2031 Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d) Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the 2031 Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Business Day” means (a) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close, or (b) a day on which the Corporate Trust Office of the Trustee is not closed for business.

“Indenture” has the meaning set forth in the Recitals.

“Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not Senior Indebtedness. Senior Indebtedness includes, without limitation:

a. the principal (and premium, if any) of and interest in respect of indebtedness of the Company for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including obligations incurred in connection with the acquisition of property, assets or businesses;

b. all capital lease obligations of the Company;

c. all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

d. all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions;

e. all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

f. all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

g. all obligations of the type referred to in clauses (a) through (f) of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and

h. any deferrals, renewals or extensions of any obligations of the type referred to in clauses (a) through (g) above.

Notwithstanding the foregoing, Senior Indebtedness does not include:

a. the 2031 Notes;

b. trade accounts payable arising in the ordinary course of business; and

c. any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the 2031 Notes.

ARTICLE III

FORM AND TERMS OF THE 2031 Notes

Section 3.01. Form and Dating.

(a) The 2031 Notes shall be substantially in the form of Exhibit A attached hereto. The 2031 Notes shall be executed in the name and on behalf of the Company by the manual, electronic signature or facsimile signature of its Chairman of the Board of Directors, its Chief Executive Officer, its President or one of its Executive Vice Presidents. Unless otherwise provided herein or in the 2031 Notes, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any 2031 Notes or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee. If the person whose signature is on any 2031 Notes no longer holds that office at the time the 2031 Notes are authenticated and delivered, the 2031 Notes shall nevertheless be valid.

(b) The 2031 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2031 Notes shall be dated the date of their authentication.

(c) The terms contained in the 2031 Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Fourth Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02. Terms of the 2031 Notes. The following terms relating to the 2031 Notes are hereby established:

(a) Title. The 2031 Notes shall constitute a series of Securities having the title “Renasant Corporation 3.00% Fixed-to-Floating Rate Subordinated Notes due 2031” and the CUSIP number 75970E AE7.

(b) Principal Amount. The aggregate principal amount of the 2031 Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Two Hundred Million Dollars ($200,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2031 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2031 Notes in all respects and so that such additional 2031 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2031 Notes initially issued (except for any differences in the issue price and interest accrued prior to the date of issuance of the additional 2031 Notes), and with the same CUSIP number as the 2031 Notes, provided that such additional 2031 Notes are fungible for U.S. federal income tax purposes with the 2031 Notes.

(c) Person to Whom Interest is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name the 2031 Notes are registered for such interest at the close of business on the fifteenth calendar day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any such interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the 2031 Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of 2031 Notes of this series not less than 10 days prior to such special record date that complies with Section 2.13 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2031 Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture.

(d) Maturity Date. The entire outstanding Principal of the 2031 Notes shall be payable on December 1, 2031 (the “Maturity Date”).

(e) Interest.

(i) The 2031 Notes will bear interest at a fixed rate of 3.00% per annum from and including the Issue Date to, but excluding, December 1, 2026 or the date of earlier redemption (the “Fixed Rate Period”). Interest accrued on the 2031 Notes during the Fixed Rate Period will be payable semi-annually in arrears on June 1 and December 1 of each year (each such date a “Fixed Rate Interest Payment Date”), commencing on June 1, 2022. The last Fixed Rate Interest Payment Date shall be December 1, 2026, unless the 2031 Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a 2031 Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii) The 2031 Notes will bear a floating interest rate from and including December 1, 2026 to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the Benchmark, which is expected to be the then-current Three-Month Term SOFR, plus 191 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the 2031 Notes will be payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), commencing on March 1, 2027 through the Maturity Date or Redemption Date. The interest payable during the Floating Rate Period will be paid to each holder in whose name a 2031 Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. The Calculation Agent (as defined below) will provide the Company and the Trustee with the interest rate in effect on the 2031 Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

(iii) The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding December 1, 2026, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the 2031 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv) The Company shall take such actions as are necessary to ensure that, from the commencement of the Floating Rate Period, for so long as any of the 2031 Notes are outstanding, there will at all times be a calculation agent appointed by the Company to calculate Three-Month Term SOFR in respect of each Floating Rate Period (the “Calculation Agent”). The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Company will act as the initial Calculation Agent. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee will not be under any duty to succeed to, assume or otherwise perform any of the duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent. The Calculation Agent’s calculation of the amount of any interest payable on any Interest Payment Date will be maintained on file at the Calculation Agent’s principal offices, and will be made available to any Holder of the 2031 Notes upon request and will be provided to the Trustee.

(f) Effect of Benchmark Transition Event.

(i) If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the 2031 Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

(ii) Notwithstanding anything set forth in Section 3.02(e)(ii) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.02(f) will thereafter apply to all subsequent determinations of the interest rate on the 2031 Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the 2031 Notes for each interest period during the Floating Rate Period will subsequently be an annual rate equal to the Benchmark Replacement plus 191 basis points.

(iii) The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the 2031 Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 3.02(f). Any determination, decision or election that may be made by the Calculation Agent under the terms of the 2031 Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of the 2031 Notes and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the 2031 Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the 2031 Notes, then the Company will make such determination, decision or election on the same basis as described above.

(iv) The Company (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the 2031 Notes after a Benchmark Transition Event.

(v) The Trustee (including in its capacity as Paying Agent) shall have no (A) responsibility or liability for the (w) Three-Month Term SOFR Conventions, (x) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (y) determination or calculation of a Benchmark Replacement, or (z) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (w) through (z) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (B) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

(vi) If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

(g) Place of Payment of Principal and Interest. So long as the 2031 Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the 2031 Notes by wire transfer in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. If the 2031 Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the 2031 Notes by check mailed to the address of the person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above. A global security with respect to the 2031 Notes shall be exchangeable for physical securities of such series only if:

•

The Depository is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable (and the Trustee consents thereto); or

•	An Event of Default has occurred and is continuing with respect to the global securities and a Holder requests such exchange.

(h) Redemption. The 2031 Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on December 1, 2026, and on any Interest Payment Date thereafter (each, a “Redemption Date”) subject to obtaining the prior approval of the Federal Reserve to the extent such approval is required under the rules of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency). The 2031 Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the 2031 Notes before the Maturity Date in whole but not in part from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the 2031 Notes pursuant to this Article 3, provided that a notice of redemption shall be delivered to holders of the 2031 Notes (with a copy to the Trustee) not less than 30 nor more than 60 days prior to the Redemption

Date. Any partial redemption will be made in accordance with The Depository Trust Company’s (“DTC”) applicable procedures among all of the Holders of the 2031 Notes. If any 2031 Note is to be redeemed in part only, the notice of redemption relating to such 2031 Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement 2031 Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original 2031 Note. Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied.

(i) No Repayment or Sinking Fund. The 2031 Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Maturity Date. There shall be no sinking fund for the 2031 Notes.

(j) Notes Not Convertible or Exchangeable. The 2031 Notes will not be convertible into or exchangeable for equity securities, other securities, or assets or property of the Company or its subsidiaries.

(k) Denomination. The 2031 Notes and any beneficial interest in the 2031 Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(l) Currency of the 2031 Notes. The 2031 Notes shall be denominated, and payment of principal and interest of the 2031 Notes shall be payable in, the currency of the United States of America.

(m) No Additional Amounts. In the event that any payment on the 2031 Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(n) Acceleration. Neither the Trustee nor the Holders of the 2031 Notes shall have the right to accelerate the maturity of the 2031 Notes unless there is an Event of Default specified under clause (e), (f) or (g) of Section 6.1 (as amended herein) of the Base Indenture. If an Event of Default specified in clause (e), (f) or (g) of Section 6.1 (as amended herein) of the Base Indenture occurs, then the principal amount of all of the outstanding 2031 Notes, including any accrued and unpaid interest on the 2031 Notes and premium, if any, shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the 2031 Notes in accordance with the provisions of Section 6.2 of the Base Indenture.

(o) Registered Form. The 2031 Notes shall be issuable as registered global Securities, and the Depository for the 2031 Notes shall be the DTC or any successor Depository appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC). Sections 2.11 and 2.13 of the Base Indenture shall apply to the 2031 Notes.

(p) Events of Default. The Events of Default provided for in Section 6.1 of the Base Indenture shall apply to the 2031 Notes, provided that:

(i) the text of clause (c) of Section 6.1 of the Base Indenture is deleted and replaced with the word “Reserved”;

(ii) the text of clause (g) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(g) the appointment by a competent government agency having primary regulatory authority over any Major Constituent Bank under any applicable federal or state banking, insolvency or similar law now or hereafter in effect of a Custodian of any such Major Constituent Bank or (ii) the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Major Constituent Bank;”

(iii) a new clause (h), reading in its entirety as follows, shall be inserted:

“(h) any other Event of Default provided with respect to the Securities of that Series, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate, in accordance with Section 2.2(n).”

(q) Acceleration of Maturity, Rescission and Annulment. Solely with respect to the 2031 Notes, the text of Section 6.2 of the Base Indenture shall be substituted with the following:

“If an Event of Default specified in Sections 6.1(e), 6.1(f) or 6.1(g) occurs, the principal amount of all the 2031 Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity Date of the 2031 Notes shall not otherwise be accelerated as a result of an Event of Default.

At any time after the acceleration of the 2031 Notes and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the outstanding 2031 Notes, by written notice to the Company and the Trustee, may rescind and annul such acceleration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on the 2031 Notes, (ii) the principal of (and premium, if any, on) the 2031 Notes which have become due otherwise than by such acceleration and, to the extent permitted by applicable law, interest thereon at the rate or rates prescribed therefor in the 2031 Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the 2031 Notes, and (iv) all sums paid or advanced by the Trustee hereunder and the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default with respect to the 2031 Notes, other than the non-payment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.13.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.”

(r) Collection of Indebtedness And Suits For Enforcement By Trustee. Solely with respect to the 2031 Notes, the first paragraph of Section 6.3 of the Base Indenture shall be substituted with the following:

“The Company covenants that if:

(a) default is made in the payment of any interest on the 2031 Notes when such interest becomes due and payable and such default continues for a period of 30 days,

(b) default is made in the payment of the principal of (or premium, if any, on) any 2031 Note at the Maturity Date, or

(c) the failure of the Company, subject to the provisions of Section 6.13 of the Base Indenture, to perform any covenants or agreements contained in the Indenture, which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the 2031 Notes then outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a notice of default under the Indenture, the Company will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the 2031 Notes, the whole amount then due and payable on the 2031 Notes for principal, and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed in the 2031 Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.”

(s) Ranking. The 2031 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this Fourth Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors and trade creditors. The 2031 Notes shall rank senior to the Company’s Floating Rate Junior Subordinated Debentures due 2033, 2035, 2036, 2037 and 2038, and rank equally with all of the Company’s other unsecured, subordinated obligations from time to time outstanding, including the Company’s existing 5.00% Fixed-to-Floating Rate Subordinated Notes due 2026, 5.50% Fixed-to-Floating Rate Subordinated Notes due 2031 and 4.50% Fixed-to-Floating Rate Subordinated Notes due 2035. Subject to the terms of the Base Indenture, if the Trustee or any holder of any of the 2031 Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the 2031 Notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the 2031 Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

(t) No Collateral. The 2031 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(u) Additional Terms. Other terms applicable to the 2031 Notes are as otherwise provided for in the Base Indenture, as supplemented by this Fourth Supplemental Indenture.

ARTICLE IV

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 4.01. Legal Defeasance. Solely with respect to the 2031 Notes, the text of Section 8.3(c) of the Base Indenture shall be substituted with the following:

“(c) the rights, powers, trust and immunities of the Trustee hereunder; provided that, the following conditions shall have been satisfied:

i. the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c)) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders of such Securities, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a regionally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on and any mandatory sinking fund payments in respect of all the Securities of such Series on the dates such installments of interest or principal and such sinking fund payments are due;

ii. such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

iii. no Default or Event of Default with respect to the Securities of such Series shall have occurred and be continuing on the date of such deposit or during the period ending on the 120th day after such date;

iv. the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of execution of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Securities of such Series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

v. the Company shall have delivered to the Trustee an Officers’ Certificate to the effect that the Securities, if then listed on any securities exchange, will be delisted as a result of such deposit;

vi. the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Securities of such Series over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

vii. the defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all of the Securities are in default within the meaning of the Trust Indenture Act);

viii. such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder; and

vi. the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section have been complied with.”

Section 4.02. Covenant Defeasance. Solely with respect to the 2031 Notes, the text of Section 8.4 of the Base Indenture shall be substituted with the following:

“Unless this Section 8.4 is otherwise specified pursuant to Section 2.2(p) to be inapplicable to Securities of any Series, on and after the 91st day after the date of the deposit referred to in subparagraph (a) hereof, the Company may omit to comply with respect to the Securities of any Series with any term, provision or condition set forth under Sections 4.2, 4.3, 4.4, 4.6, and 5.1 as well as any additional covenants specified in a supplemental indenture for such Series of Securities or a Board Resolution or an Officers’ Certificate delivered pursuant to Section 2.2(p) (and the failure to comply with any such covenants shall not constitute a Default or Event of Default with respect to such Series under Section 6.1) and the occurrence of any event specified in a supplemental indenture for such Series of Securities or a Board Resolution or an Officers’ Certificate delivered pursuant to Section 2.2(n) and designated as an Event of Default shall not constitute a Default or Event of Default hereunder, with respect to the Securities of such Series, provided that the following conditions shall have been satisfied:

(a) With reference to this Section 8.4, the Company has deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c)) with the Trustee as trust funds in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a regionally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on and any mandatory sinking fund payments in respect of the Securities of such Series on the dates such installments of interest or principal and such sinking fund payments are due;

(b) Such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(c) No Default or Event of Default with respect to the Securities of such Series shall have occurred and be continuing on the date of such deposit or during the period ending on the 120th day after such date;

(d) The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders of the Securities of such Series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(e) The Company shall have delivered to the Trustee an Officers’ Certificate to the effect that the Securities, if then listed on any securities exchange, will be delisted as a result of such deposit;

(f) The defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all of the Securities are in default within the meaning of the Trust Indenture Act);

(g) Such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder; and

(h) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the covenant defeasance contemplated by this Section have been complied with.”

Section 4.03. Repayment to Company. Solely with respect to the 2031 Notes, the text of Section 8.5 of the Base Indenture shall be substituted with the following:

“Subject to applicable law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of and premium, if any, or interest on the 2031 Notes and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company upon request by the Company or (if then held by the Company) shall be discharged from such trust, and the Holder of such 2031 Notes shall thereafter, as an unsecured general creditor, look only to the Company for payment of such amounts without interest thereon, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Company may publish or cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.”

ARTICLE V

AMENDMENT, MODIFICATION AND WAIVER

Section 5.01. Modification of Supplemental Indentures Without Consent of Holders. Solely with respect to the 2031 Notes, the text of Section 9.1 of the Base Indenture shall be substituted with the following:

“Without the consent of any Holders, the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee, at any time and from time to time, may amend the Indenture by entering into an indenture or indentures supplemental hereto, for any of the following purposes:

(a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the 2031 Notes;

(b) to add to the covenants of the Company for the benefit of the Holders of the 2031 Notes or to surrender any right or power herein conferred upon the Company;

(c) to add any additional Events of Default for the benefit of the Holders of the 2031 Notes;

(d) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of 2031 Notes in certificated form;

(e) to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any 2031 Note created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such 2031 Note with respect to such provision or (B) shall become effective only when there is no such 2031 Note outstanding;

(f) to secure the 2031 Notes;

(g) to establish the form or terms of 2031 Notes of any series as permitted by Sections 2.1 and 2.2 hereof;

(h) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the 2031 Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of Section 7.8;

(i) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this Clause (i) shall not adversely affect the interests of the Holders of the Notes as determined, in good faith, by the Company; or

(j) to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by this Indenture.

Subject to the provisions of Section 9.7 of the Base Indenture, the Trustee is authorized to join with the Company in the execution of any such supplemental indenture, to make the further agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder.”

Section 5.02. Limitations. Solely with respect to the 2031 Notes, the text of Section 9.3 of the Base Indenture shall be substituted with the following:

“No supplemental indenture shall, without the consent of the Holder of each outstanding 2031 Note affected thereby,

(a) change the Maturity Date of the principal of, or any installment of principal of or interest on, any 2031 Note, or change the timing of an interest payment on any 2031 Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any 2031 Note which would be due and payable upon an acceleration of the Maturity Date thereof pursuant to Section 6.2 hereof, or change any Place of Payment where, or the coin or currency in which, any 2031 Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity Date thereof (or, in the case of redemption, on or after the Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the 2031 Notes in a manner adverse to Holders;

(b) reduce the percentage in principal amount of the outstanding 2031 Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture; or

(c) modify any of the provisions of this Section or Section 6.13 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding 2031 Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and clause (b) of Section 6.13, or the deletion of this proviso, in accordance with the requirements of Sections 7.8 and Section 9.1(h).

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the 2031 Notes, or which modifies the rights of the Holders of the 2031 Notes with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Securities of any other series.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

The Company may set a record date for purposes of determining the identity of the Holders of each series of Securities entitled to give a written consent or waive compliance by the Company as authorized or permitted by this Section. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Company shall mail a notice, setting forth in general terms the substance of such supplemental indenture, to the Holders of 2031 Notes at their addresses as the same shall then appear in the Register of the Company. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

ARTICLE VI

SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures. The following paragraph shall be added to the end of Section 9.2 of the Base Indenture and shall only apply to the 2031 Notes:

“Not in limitation of the foregoing, without the consent of any Holder of 2031 Notes, the Company and the Trustee may amend or supplement the Indenture or the 2031 Notes to conform the terms of the Indenture and the 2031 Notes to the description of the 2031 Notes in the prospectus supplement dated November 17, 2021 relating to the offering of the 2031 Notes, as certified by the Company to the Trustee in an Officers’ Certificate.”

ARTICLE VII

MISCELLANEOUS

Section 7.01. Trust Indenture Act. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Fourth Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this Fourth Supplemental Indenture, the latter provision shall control.

Section 7.02. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FOURTH SUPPLEMENTAL INDENTURE AND THE 2031 NOTES.

Section 7.03. JURISDICTION. THE PARTIES HEREBY (I) IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, (II) WAIVE ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AND (III) WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY

Section 7.04. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

Section 7.05. Duplicate Originals. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7.06. Severability; Entire Agreement. In case any provision in this Fourth Supplemental Indenture or the 2031 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Base Indenture and this Fourth Supplemental Indenture and the exhibits thereto and hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 7.07. Ratification. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Fourth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Fourth Supplemental Indenture.

Section 7.08. Effectiveness. The provisions of this Fourth Supplemental Indenture shall become effective as of the date hereof.

Section 7.09. Successors. All agreements of the Company in this Fourth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

Section 7.10. Rights of Trustee. Solely with respect to the 2031 Notes, the text of Section 7.2(m) of the Base Indenture shall be substituted with the following:

“The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.”

Section 7.11. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2031 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Fourth Supplemental Indenture and the issue of the 2031 Notes.

Section 7.12. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture, the 2031 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 7.13. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

RENASANT CORPORATION

By:	/s/ C. Mitchell Waycaster
Name:	C. Mitchell Waycaster
Title:	President and Principal Executive Officer

[Signature Page to Fourth Supplemental Indenture]

Wilmington Trust, National Association, as Trustee

By:	/s/ Michael H. Wass
Name:	Michael H. Wass
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

See attached.

A-26

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

RENASANT CORPORATION

3.00% Fixed-to-Floating Rate Subordinated Notes due 2031

No. 1	CUSIP: 75970E AE7
ISIN: US75970EAE77
$200,000,000

Renasant Corporation, a Mississippi corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $200,000,000 (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on December 1, 2031 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, November 23, 2021, to, but excluding, December 1, 2026, unless redeemed prior to such date, at a rate of 3.00% per annum, semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2022 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, November 23, 2021 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, December 1, 2026 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to December 1, 2026 but prior to the Stated Maturity Date, at a rate equal to Three-Month Term SOFR, reset quarterly, plus 191 basis points (1.91%), or such other rate as determined pursuant to the Fourth Supplemental Indenture, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, December 1, 2026 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”), commencing on March 1, 2027 through the Stated Maturity Date or earlier redemption date. The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding December 1, 2026, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date or the Stated Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Stated Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR (or, if different, the then-current Benchmark) shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the 15th day of the month (whether or not a Business Day) immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such relevant record date and may either be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

RENASANT CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

RENASANT CORPORATION

3.00% Fixed-to-Floating Rate Subordinated Notes due 2031

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “3.00% Fixed-to-Floating Rate Subordinated Notes due 2031” (herein called the “Notes”) initially issued in an aggregate principal amount of $200,000,000 on November 23, 2021. Such series of Notes has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture, dated as of August 22, 2016 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of August 22, 2016 (the “First Supplemental Indenture,”), the Second Supplemental Indenture between the Company and the Trustee, dated as of August 22, 2016 (the “Second Supplemental Indenture”), the Third Supplemental Indenture between the Company and the Trustee, dated as of September 3, 2020 (the “Third Supplemental Indenture,”), and the Fourth Supplemental Indenture between the Company and the Trustee, dated as of November 23, 2021 (the “Fourth Supplemental Indenture,” and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, Additional Amounts, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, (a) agrees to and shall be bound by such provisions of the Indenture, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture contains provisions for defeasance at any time of certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. If certain Events of Default with respect to the Notes shall occur and be continuing, the principal of the Notes shall be immediately accelerated in the manner and with the effect provided in the Indenture.

The Notes are intended to be treated as Tier 2 capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any appropriate successor federal banking agency) (the “Federal Reserve Board”) as then in effect and applicable to the Company. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article VI of the Base Indenture and Section 3.02(n) and (p) of the Fourth Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after December 1, 2026. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve Board if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article III of the Base Indenture and Section 3.02(h) of the Fourth Supplemental Indenture shall apply to the redemption of any Notes by the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay Additional Amounts with respect to such tax or assessment.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 2.7 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual Securities and will not be considered Holders of Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 2.14 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual Securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 1100 North Market Street, Wilmington, Delaware 19890. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes in the form of individual Securities will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign the within Note, fill in the form below: I or we assign and transfer the within Note to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Note on the books of Renasant Corporation. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $200,000,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee